Exhibit 10.1

FORBEARANCE AGREEMENT
This Forbearance Agreement, dated as of July 31, 2020 (this “Forbearance Agreement”), with respect to that certain Indenture, dated as of January 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among Lonestar Resources America Inc., a Delaware corporation (the “Company”), the guarantors from time to time party thereto (the “Guarantors”) and UMB Bank, N.A., a national banking association, in its capacity as trustee (in such capacity, the “Trustee”), is entered into by and among (i) the Company, (ii) each of the Guarantors, and (iii) each of the undersigned holders of the Company’s 11.25% senior notes due 2023 (such notes, the “Notes” and such holders, the “Holders”) issued pursuant to the Indenture (the “Initial Forbearing Holders” and, together with any additional holder of Notes that becomes a party hereto in accordance with the terms hereof, each, a “Forbearing Holder” and, collectively, the “Forbearing Holders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H:
WHEREAS, as of July 31, 2020, an Event of Default has occurred and is continuing pursuant to Section 6.01(a) of the Indenture as a result of the Company’s failure to pay the installment of interest in an amount equal to approximately $14.1 million that was due and payable on July 1, 2020 pursuant to Section 4.01 of the Indenture (such Event of Default, the “Payment Event of Default”), which automatically becomes an Event of Default as of July 31, 2020, 30 days after such missed payment, and which Payment Event of Default exists and is continuing on and as of the date hereof;
WHEREAS, the Company is a party to that certain Credit Agreement dated as of July 28, 2015, by and among the Company, as borrower, the financial institutions party thereto from time to time, as lenders, the guarantors party thereto and Citibank, N.A., as issuing bank and as administrative agent for the lenders (as amended, supplemented or otherwise modified from time to time, the “RBL Credit Agreement”);
WHEREAS, in connection with certain defaults and events of defaults under the RBL Credit Agreement, as of July 2, 2020, the Company entered into that certain Forbearance Agreement, Fourteenth Amendment, and Borrowing Base Agreement, by and among the Company, as borrower, the guarantors party thereto, the lenders party thereto (the “RBL Forbearance Lenders”), and Citibank, N.A., as issuing bank and as administrative agent for the lenders (as amended or otherwise modified from time to time prior to the date hereof, the “RBL Forbearance Agreement”) pursuant to which the RBL Forbearance Lenders agreed to forbear from certain enforcement rights and remedies in connection with certain events of default under the RBL Credit Agreement, subject to the terms and conditions contained in the RBL Forbearance Agreement;
WHEREAS, the Company and each of the Guarantors desire that, during the Forbearance Period (as defined below), the Forbearing Holders forbear from exercising certain rights and remedies under the Indenture and any other document ancillary to the Indenture arising from the Specified Events of Default (as defined below); and

||

WHEREAS, the Forbearing Holders have agreed, during the Forbearance Period, to forbear from exercising certain enforcement rights and remedies under the Indenture arising from the Specified Events of Default, solely to the extent and on the terms, and subject to the conditions, and in reliance on the representations and warranties set forth, in this Forbearance Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:
Section 1.Forbearance
(a)Forbearance Agreement. Subject to Section 2 hereof, the Forbearing Holders hereby agree to forbear, during the Forbearance Period, from (X) exercising enforcement rights and remedies under the Indenture, including acceleration thereunder (“Remedial Action”), and (Y) directing the Trustee to take any Remedial Action, in each case, arising solely from the Specified Events of Default, subject to the terms, limitations, conditions, representations, warranties, amendments and modifications set forth in this Forbearance Agreement; provided, that, notwithstanding anything contained herein to the contrary, nothing herein shall limit, restrict, impair or otherwise modify the Forbearing Holders’ or the Trustee’s right or ability to take any of the following actions at any time (including during the Forbearance Period):
(i) declare and/or send (or instruct the Trustee to do so) any notices and communications with respect to this Forbearance Agreement (including with respect to a Default or Event of Default or any other breach thereof of the Indenture or this Forbearance Agreement, and any reservation of rights or similar matters);
(ii) impose or charge interest on the outstanding Obligations (which, for the avoidance of doubt, shall accrue at the default interest rate pursuant to Section 2.12 of the Indenture from and after the date hereof);
(iii) structure, negotiate, document and/or enter into any arrangements with respect to the Obligations in connection with the restructuring thereof;
(iv) enforce the terms of this Forbearance Agreement, including exercising any rights and remedies for specific performance or equitable relief to compel the Company and each of the Guarantors to comply with any obligations under this Forbearance Agreement (including any action to enjoin or otherwise restrain any sale or other disposition of its property and assets not permitted by the Indenture or hereunder) or take any other action that does not constitute an exercise of enforcement rights and remedies;
(v) accelerate the maturity of the Notes, declare amounts under the Notes and Indenture immediately due and payable or exercise any other rights and remedies available under the Indenture arising from any Event of Default other than the Specified Event of Default; and

(vi) take any action to the extent necessary to preserve rights, prevent the running of any applicable statute of limitation or similar restriction on claims, or to assert a compulsory cross-claim or counterclaim.
(b)The Forbearing Holders hereby request that the Trustee not take any Remedial Action during the Forbearance Period as a result of the Specified Events of Default, including without limitation, any action to accelerate the Notes.
(c)For purposes of this Forbearance Agreement, the term “Specified Events of Default” shall mean the Payment Event of Default;
(d)Forbearance Period. As used in this Forbearance Agreement, the term “Forbearance Period” means the period beginning on the Forbearance Effective Date (as defined below) and ending upon the occurrence of the earliest to occur of (such earliest event, the “Forbearance Termination Event”):
(i)6:00 p.m. (New York City time) on August 21, 2020 (or such later date as may be consented to in writing (including via e-mail) by the Requisite Forbearing Holders (as defined below) in their sole discretion (or by the legal counsel on their behalf));
(ii)any failure by the Company and each of the Guarantors to perform or comply with any of its covenants or obligations contained in this Forbearance Agreement, including, without limitation, a Forbearance Agreement Default;
(iii)any representation or warranty made by the Company and each of the Guarantors in this Forbearance Agreement shall prove to have been untrue or incorrect in any respect as of the Forbearance Effective Date;
(iv)any Default or Event of Default (other than the Specified Events of Default) shall occur;
(v)the Company or any of the Guarantors agrees to enter into a plan of reorganization or liquidation, offer to purchase, acquisition, dissolution, wind-up, liquidation, reorganization, merger, consolidation, business combination, joint venture, sale of substantially all assets or equity interests, financing transaction (debt or equity) or restructuring, in each case, relating to all or a material portion of the Company’s or the individual Guarantor’s assets or businesses without the prior written consent of the Requisite Forbearing Holders;
(vi)the Company or any of the Guarantors becomes the subject of a voluntary or involuntary case or proceeding under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors;
(vii)the Company or any of the Guarantors takes an action in any manner to repudiate or assert a defense to this Forbearance Agreement, the Indenture or any liabilities or obligations (including any Obligations) under this Forbearance Agreement, the Indenture or asserts any claim or cause of action or initiates any judicial, administrative or arbitration proceeding against the Trustee or any of the Holders related to the foregoing; and

(viii)the termination or cessation of the Forbearance Period (under and as defined in the RBL Forbearance Agreement).
From and after the occurrence of the Forbearance Termination Event, the Forbearance Period, and all forbearance obligations of the Forbearing Holders hereunder, shall automatically terminate, without any requirement of notice or declaration of any kind. From and after the occurrence of the Forbearance Termination Event, the Trustee and the Holders shall be entitled to exercise and to enforce any and all rights and remedies available to the Trustee and/or any of the Holders under the Indenture, at law or otherwise against the Company, including, without limitation, any and all rights and remedies to which the Trustee and/or any of the Holders is or may become entitled as a consequence of any Defaults or Events of Default that have occurred prior to, during or after the Forbearance Period (including the Specified Events of Default).
For purposes of this Forbearance Agreement, the term “Requisite Forbearing Holders” means, as of any date of determination, the Forbearing Holders who collectively constitute the Forbearing Holders of a majority in aggregate principal amount of the Notes held by all Forbearing Holders on such date.
For purposes of this Forbearance Agreement, the term “Hawkeye Transaction” means the sale to any third party, in one or more transactions, of the wellbores and leases listed on Schedule 1 hereto.
(e)No Other Waivers; Reservation of Rights. Neither the Trustee nor any of the Forbearing Holders has waived, is not by this Forbearance Agreement waiving, and has no current intention of waiving any of the Specified Events of Default, any other Defaults or Events of Default or any of the liabilities or obligations (including any Obligations) under the Indenture, and neither the Trustee nor any of the Forbearing Holders has agreed to forbear with respect to any of their respective rights or remedies concerning any Defaults or Events of Default (other than, during the Forbearance Period, the Specified Events of Default solely to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof. Subject to Section 1(a) and Section 1(b) above (solely with respect to the Specified Events of Default and only during the Forbearance Period), the Trustee and the Forbearing Holders reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Indenture, at law or otherwise as a result of any Defaults or Events of Default which may be continuing on the date hereof or any Defaults or Events of Default which may occur after the date hereof, and the Trustee and the Forbearing Holders have not waived any of such rights or remedies, and nothing in this Forbearance Agreement, and no delay on any of their part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies. The Company and each of the Guarantors hereby acknowledge and agree that to the extent that the Indenture prohibits, restricts or limits any action or omission by the Company or any of the Guarantors, or imposes any condition, certification or notification requirement on the Company and each of the Guarantors upon the occurrence and continuance of a Default or Event of Default, then, notwithstanding the forbearance obligations provided herein, such prohibition, restriction, limitation, condition, certification or notification requirement shall continue to apply during the Forbearance Period and thereafter so long as such Default or Event of Default exists; provided, that, notwithstanding the foregoing, the Company and the Guarantors shall be permitted to enter into and consummate the Hawkeye Transaction. The Company and each of the Guarantors hereby acknowledges and agrees that the running of any statutes of limitation or doctrine of laches applicable to any claims or causes of action (or any legal presumptions related thereto) that the Trustee or any Forbearing Holders may be entitled to take or bring against the Company or any of the Guarantors (or any of their respective assets) is, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.
Section 2.Covenants
Anything in the Indenture to the contrary notwithstanding, the Company and each of the Guarantors absolutely and unconditionally agrees, for the benefit of the Forbearing Holders, to comply with the following covenants, agreements and obligations at all times during the period commencing on the Forbearance Effective Date:
(a)The Company and each of the Guarantors (and each of their respective officers, directors, employees and advisors) shall (i) cooperate fully with the financial advisors to the Forbearing Holders in such financial advisors’ review, analysis and evaluation of the Company’s and the Guarantors’ (and their Subsidiaries’) financial affairs, finances, financial conditions, business and operations (including historical financial information and projections) and (ii) cooperate fully with the Trustee, the Forbearing Holders and their respective designees and advisors in furnishing information reasonably available to the Company and the Guarantors as and when requested by the Trustee, the Forbearing Holders, and their respective designees and advisors, including, without limitation, the Company’s and the Guarantors’ (and their Subsidiaries’) financial affairs, finances, financial condition, business, and operations, including without limitation, if requested by the Trustee, the Forbearing Holders or their respective designees and advisors, participation in conference calls with the Trustee and the Forbearing Holders to occur on a mutually agreeable date at a mutually agreeable time not more than once during any calendar week;
(b)The Company and each of the Guarantors shall (i) use commercially reasonable efforts to engage in discussions with the Forbearing Holders (directly or through the legal advisors or financial advisors of the Forbearing Holders (collectively, the “Holders’ Advisors”)) relating to a restructuring transaction; provided, that the foregoing shall apply solely to the extent the Forbearing Holders and the Holders’ Advisors use commercially reasonable efforts to engage in discussions with the Company and each of the Guarantors, and (ii) subject to the terms of any non-disclosure agreement between the Company and the Forbearing Holders, furnish available (or easily compiled) information that is reasonably requested by the Forbearing Holders and the Holders’ Advisors, regarding the financial affairs, finances, business, assets, operations or condition (financial or otherwise) of the Company and each of the Guarantors and their Subsidiaries;
(c)the Company and each of the Guarantors shall pay, promptly (and, in any event, by no later than three (3) Business Days) upon submission of invoices therefor, all reasonable and documented fees, costs, expenses and disbursements of the Holders’ Advisors, in each case, in accordance with the letter agreements between the Company and each of the Holders’ Advisors, as applicable;

(d)the Company and each of the Guarantors shall deliver to the Holders’ Advisors, substantially contemporaneously with any such delivery to the RBL Forbearance Lenders or the agent under the RBL Credit Agreement, any written information in respect of the business, operations, Property, condition (financial or otherwise) or prospects of the Company and the Guarantors that the Company and each of the Guarantors are obligated to provide to the RBL Forbearance Lenders pursuant to the RBL Credit Agreement or pursuant to the RBL Forbearance Agreement (including budgets, 13-week forecasts and variance reports, other projections and forecasts and any other financial information);
(e)except for (A) the Hawkeye Transaction, (B) the change of a counterparty to an existing agreement relating to the well completion of drilled but uncompleted wells, (C) any payments under binding agreements currently in effect and (D) any retention payments to employees who are not officers or directors that are not, individually or collectively, material, the Company and each of the Guarantors shall not without the Requisite Forbearing Holders’ prior written consent, (i) enter into any amendment, waiver, supplement or other modification to any exiting, or enter into any new, material agreement or arrangement (including any operating agreement, operating license, employment agreement or employee compensation plan, or any agreement under which any such entity would incur Indebtedness, dispose of material assets or contemplate an Asset Sale, make an Investment or Restricted Payment, create any Hedge Obligations or grant a Lien) (such amendment, waiver, supplement or other modification or new material agreement or agreement, a “New Material Agreement”), or (ii) pay any amount contemplated by any such New Material Agreement, including any bonus, incentive, retention, severance, change of control or termination payment pursuant to the terms thereof, as applicable, before the date on which such amount becomes due and payable pursuant to the terms thereof;
(f)except for the Hawkeye Transaction, the Company and each of the Guarantors shall not, without the Requisite Forbearing Holders’ prior written consent, enter into any material transaction (including the incurrence of any Indebtedness), or the making by the Company or any of the Guarantors of any payment or transfer, or the taking of any other action (or forbearance from taking of any action), in each case outside of the ordinary course of business consistent with past practice; and
(g)the Company and each of the Guarantors shall not, without the Requisite Forbearing Holders’ prior written consent, make any payment, or set aside any funds for the purpose of making any payment, or transfer any value (including the payment of any fees, costs or expenses of any advisors) by the Company or any Guarantor to any direct or indirect equity holder of the Company (including any sponsor), other than any distributions among the Company and the Guarantors in the normal course and consistent with past practice.
In addition to (and without limitation of) the above, the Company agrees that (x) as of the date of the Specified Events of Default, all Obligations (including any overdue principal and interest amounts resulting from the Specified Events of Default) shall bear defaulted interest pursuant to Section 2.12 of the Indenture, which interest shall accrue and be payable automatically upon the occurrence of a Forbearance Termination Event, (y) for purposes of any covenant or provision in the Indenture that imposes limits on the Company and each of the Guarantors during periods when any Default or any Event of Default shall have occurred and be continuing, the Specified Events of Default shall be deemed to have occurred and be continuing during the Forbearance

Period and, as such, any condition that there not be any Default or any Event of Default shall be deemed not satisfied for all purposes under the Indenture, and (z) notwithstanding the foregoing and for the avoidance of doubt, the Company and the Guarantors shall be permitted to enter into and consummate the Hawkeye Transaction.
All of the covenants and obligations contained in this Section 2 and all of the other covenants and obligations of the Company and the Guarantors in this Forbearance Agreement, are independent of and in addition to the covenants of the Company and each of the Guarantors in the Indenture. The Company, each of the Guarantors and the Forbearing Holders hereby agree that, as of the Forbearance Effective Date, (a) the failure by Company and any of the Guarantors to comply with, or the breach or violation by any of them of, in all material respects, any of the covenants or obligations set forth in this Forbearance Agreement (including this Section 2) (each, a “Forbearance Agreement Default”) shall constitute an Event of Default for purposes of Section 6.01 of the Indenture, which Event of Default shall be deemed to occur immediately and automatically upon the occurrence of such Forbearance Agreement Default (without the requirement for any notice, declaration or action of any kind, and without the requirement for expiry of any grace, cure or other period or other passage of time; provided, that, notwithstanding the foregoing, the Company and each of the Guarantors shall provide the Holders’ Advisors written notice of any such Forbearance Agreement Default not later than three (3) Business Days after occurrence thereof) and (b) the Indenture shall be deemed to be amended in accordance with Section 9.02 of the Indenture in order to give effect to the foregoing, such that a Forbearance Agreement Default shall be governed by such clause (and not subject to any grace periods other than those set forth herein, if any) notwithstanding anything to the contrary therein. For the avoidance of doubt and without limiting any of the foregoing, each Forbearance Agreement Default shall also constitute an immediate Forbearance Termination Event, without any requirement of any notice, declaration or action of any kind, and without the requirement for expiry of any period or other passage of time.
Section 3.Conditions Precedent to the Effectiveness of this Forbearance Agreement
This Forbearance Agreement shall become effective upon the satisfaction (or waiver in writing (which may be by e-mail by the legal counsel on their behalf) by the Requisite Forbearing Holders) of the following conditions precedent (the “Forbearance Effective Date”):
(a)the Trustee shall have received counterparts of this Forbearance Agreement, duly executed and delivered by the Company and each of the Guarantors and each Initial Forbearing Holder;
(b)the Initial Forbearing Holders shall collectively constitute holders of a majority in aggregate principal amount of the outstanding Notes;
(c)the Company shall have paid to the legal counsel of the Forbearing Holders all of the reasonable fees and documented out of pocket expenses of the legal counsel for which invoices have been submitted to the Company on or prior to the date of this Forbearance Agreement, such payment to be made by wire transfer of immediately available funds in accordance with instructions provided to the Company by the legal counsel;

(d)the Company shall have paid to the financial advisors of the Forbearing Holders all of the reasonable fees and documented out of pocket expenses of the financial advisor for which invoices have been submitted to the Company on or prior to the date of this Forbearance Agreement, such payment to be made by wire transfer of immediately available funds in accordance with instructions provided to the Company by the financial advisor; and
(e)the RBL Forbearance Agreement is in full force and effect and provides forbearance to the Company and each of the Guarantors at least through 6:00 p.m. (New York City time) on August 21, 2020 (and is otherwise in form and substance satisfactory to the Forbearing Holders), and the amendment thereto, dated as of the date hereof, shall be in form and substance satisfactory to the Forbearance Holders.
Section 4.Representations and Warranties of the Company and Guarantors
On and as of the Forbearance Effective Date, the Company and each of the Guarantors hereby represents and warrants to each Forbearing Holders as follows:
(a) this Forbearance Agreement has been duly authorized, executed and delivered by each of the Company and each of the Guarantors and constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing;
(b) other than the filing of a Form 8-K with the Securities Exchange Commission by Lonestar Resources US Inc. disclosing this Forbearance Agreement, no approval, consent, exemption, authorization or other action by, or material notice to, or material filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of the Guarantors of this Forbearance Agreement;
(c)  the execution, delivery and performance by the Company and each of the Guarantors of this Forbearance Agreement do not (i) contravene the terms of such Company’s or Guarantor’s certificate of formation or limited liability company agreement (or equivalent constitutional, organizational and/or formation documents), as applicable; (ii) violate or result in any breach or contravention of, or the creation of any Lien under, (A) any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument to which such entity is a party or by which it or any of its properties or assets is bound or to which it may be subject or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such entity or any of its properties or assets is subject; (iii) violate any applicable law; or (iv) result in a limitation on any governmental approvals applicable to the business, operations or properties of such entity;
(d) as of the date hereof, the aggregate principal balance of all of the outstanding Notes is $250,000,000 (which amount does not include interest, fees, expenses or other amounts which are chargeable or otherwise reimbursable under the Indenture);

(e) to the knowledge of the Company and of each of the Guarantors, neither the Trustee, nor any of the Holders is in default under the Indenture or otherwise breached any obligations to the Company and any of the Guarantors;
(f)  there are no offsets, counterclaims or defenses to the liabilities or obligations (including any Obligations) under the Indenture, or to the rights, remedies or powers of the Trustee or any of the Holders in respect of any of the Obligations or the Indenture;
(g) the execution and delivery of this Forbearance Agreement have not established any course of dealing between the parties hereto or created any obligation, commitment or agreement of any of the Forbearing Holders with respect to any future restructuring, modification, amendment, waiver or forbearance with respect to the Obligations; and
(h) no Defaults or Events of Default (other than the Specified Events of Default or any Default related to the RBL Forbearance Agreement) exist on the Forbearance Effective Date.
Section 5.Reference to and Effect on the Indenture
(a) From and after the Forbearance Effective Date, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Indenture as modified hereby and this Forbearance Agreement and the Indenture shall be read together and construed as a single instrument.
(b) Except as expressly modified hereby, all of the terms and provisions of the Indenture are and shall remain in full force and effect and are hereby ratified and confirmed. Except as modified pursuant hereto, and pursuant to the other documents, instruments and agreements executed and delivered in connection herewith, no other changes or modifications to the Indenture are intended or implied, and in all other respects the Obligations and the Indenture are hereby specifically ratified, restated and confirmed by the Company and each of the Guarantors as of the Forbearance Effective Date. The Company and each of the Guarantors hereby agrees that this Forbearance Agreement shall in no manner affect or impair the Obligations. The Company and each of the Guarantors hereby ratifies and confirms all of its respective obligations and liabilities under the Indenture to which it is party, as expressly modified herein.
(c) Except as expressly set forth herein, the execution, delivery and effectiveness of this Forbearance Agreement shall not operate as a waiver of any right, power or remedy of the Holders or the Trustee under the Indenture, nor constitute a waiver or amendment of any other provision of the Indenture or for any purpose.
(d) The Company and each of the Guarantors and the Forbearing Holders hereby acknowledge and agree that nothing contained in this Forbearance Agreement or any other documents amended and/or executed and delivered in connection herewith shall constitute a novation of the Indenture as in effect prior to the Forbearance Effective Date.

(e) Subject to any applicable notice requirements contained herein, it shall be an immediate Event of Default under the Indenture if the Company or any of the Guarantors fails to perform, keep or observe any term, provision, condition, covenant or agreement, in all material respects, contained in this Forbearance Agreement or if any representation or warranty made by any of the Company and each of the Guarantors under or in connection with this Forbearance Agreement shall be untrue, false or misleading in any material respect when made. To the extent of conflict between the terms of this Forbearance Agreement and the Indenture, the terms of this Forbearance Agreement shall control.
Section 6.Release and Covenant Not to Sue
In consideration of the benefits received by the Company and each of the Guarantors under this Forbearance Agreement, and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), effective on the date of this Forbearance Agreement, the Company and each of the Guarantors, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, Subsidiaries, Affiliates, successors and assigns (collectively, “Releasors”), hereby forever waives, releases and discharges each Holder, the Trustee, the Holders’ Advisors, and each of their respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of any of them, each in their capacities as such, (collectively, the “Releasees”), of and from any and all claims, causes of action, suits, obligations, demands, debts, agreements, promises, liabilities, controversies, costs, damages, expenses and fees whatsoever, whether arising from any act, failure to act, omission, misrepresentation, fact, event, transaction or other cause, and whether based on any federal, state, local or foreign law or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, which any Releasor now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the date of this Forbearance Agreement or on account of or arising out of any matter, cause, circumstance or event occurring contemporaneously with or prior to the date of this Forbearance Agreement that relate to, arise out of, or otherwise are in connection with any or all of the Indenture or transactions contemplated thereby; provided, that neither the Company nor any Guarantor shall have any obligation to indemnify or hold harmless any Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of the Releasee as finally determined by a court of competent jurisdiction (collectively, the “Released Claims”).
The Company and each of the Guarantors, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, Subsidiaries, Affiliates, successors and assigns, hereby unconditionally and irrevocably agrees that it will not sue any Releasee on the basis of any Released Claim.
Section 7.Execution in Counterparts
This Forbearance Agreement may be executed by one or more of the parties to this Forbearance Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Forbearance Agreement by facsimile or other electronic transmission (including without limitation Adobe pdf file) shall be effective as delivery of a manually executed counterpart hereof.
Section 8.Forbearing Holder Authorization, Signatures
This Forbearance Agreement has been duly authorized, executed and delivered by each of the Forbearing Holder and constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.
Each Forbearing Holder agrees that such Forbearing Holder shall not be entitled to receive a copy of any other Forbearing Holder’s signature page to this Forbearance Agreement, but agrees that a copy of such signature page may be delivered to the Company.
Section 9.[Reserved]
Section 10.Governing Law
THIS FORBEARANCE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FORBEARANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 11.Section Titles
The section titles contained in this Forbearance Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.
Section 12.Notices
All communications and notices hereunder shall be given as provided in the Indenture; provided, that all communications and notices hereunder directed to the Company or any of the Guarantors shall also be sent via email to legal counsel to the Company.
Section 13.Severability
Any provision of this Forbearance Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 14.Successors and Assigns

The terms of this Forbearance Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
Section 15.Submission to Jurisdiction; Waiver
Each of the parties hereto hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Forbearance Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in each case, located in the Borough of Manhattan;
(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company or the Trustee, as the case may be, at its address set forth in Section 12.02 of the Indenture or at such other address of which the Trustee shall have been notified pursuant thereto; and
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
Section 16.Acknowledgements
The Company and each of the Guarantors hereby acknowledges that:
(a) such party has been advised by counsel in the negotiation, execution and delivery of this Forbearance Agreement;
(b) none of the Holders has any fiduciary relationship with or duty to such party arising out of or in connection with this Forbearance Agreement or the Indenture, and the relationship between any of the Holders and such party in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the Indenture or otherwise exists by virtue of the transactions contemplated hereby among the Forbearing Holders or among the Company and each of the Guarantors, on one hand, and the Forbearing Holders, on the other hand.
Section 17.Amendments
No amendment, modification or waiver of the terms of this Forbearance Agreement shall be effective except in a writing signed by the Company and the Requisite

Forbearing Holders; provided that the Forbearing Holders may agree to (x) extend the Forbearance Period or (y) include any additional Default of Event of Default occurring after the date hereof as “Defaults” or “Specified Defaults” hereunder by providing email confirmation of such amendment sent from legal advisor to counsel to the Company and the Guarantors and any such email confirmation, to the extent explicitly acknowledged therein, shall be effective as an amendment and modification of the terms set forth herein.
Section 18.Equitable Remedies
The Company and each of the Guarantors acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Forbearance Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached by the Company or any of the Guarantors, and (b) remedies at law would not be adequate to compensate the Forbearing Holders. Accordingly, each of the Forbearing Holders shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches or threatened breaches by the Company or any of the Guarantors of the provisions of this Forbearance Agreement and to enforce its rights hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy. The right to equitable relief, including specific performance and injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Forbearance Agreement. The Company and each of the Guarantors hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. The Company and each of the Guarantors hereby agrees not to assert that specific performance, injunctive and other equitable remedies are unenforceable, violate public policy, invalid, contrary to law or inequitable for any reason. The right of specific performance, injunctive and other equitable remedies is an integral part of the transactions contemplated by this Forbearance Agreement and, without that right, none of the Forbearing Holders would have entered into this Forbearance Agreement.
Section 19.Confidentiality; Redaction of Holdings Information
Unless required by applicable law, the Company and each of the Guarantors agree to keep confidential the amount of all holdings of Notes held by each of the Forbearing Holders, absent the prior written consent of such Forbearing Holder; and if disclosure is so required by law, the Company shall provide each Forbearing Holder with advance written notice of the intent to disclose and shall afford each of the Forbearing Holders a reasonable opportunity to (a) seek a protective order or other appropriate remedy and (b) review and comment upon such disclosure prior to the Company or any Guarantor making such disclosure. Any disclosure of this Forbearance Agreement by the Company or any Guarantor that includes executed signature pages to this Forbearance Agreement shall include such signature pages only in redacted form with respect to the holdings of Notes by each Forbearing Holder. The Company’s and each Guarantor’s obligations under this Section 19 shall survive termination of this Forbearance Agreement.
Section 20.Assignments; Third Party Beneficiaries

No Person other than the parties hereto and their permitted successors and assigns shall have any rights hereunder or be entitled to rely on this Forbearance Agreement and all other third-party beneficiary rights are hereby expressly disclaimed except that each of the Indemnified Parties (as defined below) that is not a party hereto shall be a third party beneficiary of this Section 20 and Section 21 hereof. Neither the Company nor any of the Guarantors shall be entitled to delegate any of its duties hereunder and shall not assign any of its rights or remedies set forth in this Forbearance Agreement without the prior written consent of the Requisite Forbearing Holders.
Section 21.Indemnification
The Company and each of the Guarantors, on a joint and several basis, shall indemnify and hold harmless each of the Forbearing Holders and each of the officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of the Forbearing Holders and each Affiliate of any of the Forbearing Holders (collectively, the “Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, Taxes, costs and expenses (including reasonable attorneys’ fees), interest, penalties, judgments and settlements (collectively, the “Losses”), whether or not related to a third party claim, imposed on, sustained, incurred or suffered by, or asserted against, any of the Indemnified Parties, directly or indirectly, resulting from, arising out of or relating to the execution, delivery, enforcement, performance, compliance and/or administration of this Forbearance Agreement, in each case, as and to the extent set forth (including with respect to any exceptions set forth therein) in Section 7.07 of the Indenture.
Section 22.Waiver of Jury Trial
THE COMPANY, THE GUARANTORS AND THE FORBEARING HOLDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS FORBEARANCE AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COMPANY:

LONESTAR RESOURCES AMERICA INC., as the Company

By:	/s/ Frank D. Bracken, III
Name:	Frank D. Bracken, III
Title:	Chief Executive Officer

[Lonestar Resources Indenture – Forbearance Agreement]
||

GUARANTORS:

ALBANY SERVICES L L C AMADEUS PETROLEUM INC. T-N-T ENGINEERING, INC.

Each By:	/s/ Frank D. Bracken, III
Name:	Frank D. Bracken, III
Title:	Chief Executive Officer

EAGLEFORD GAS, LLC
EAGLEFORD GAS 2, LLC
EAGLEFORD GAS 3, LLC
EAGLEFORD GAS 4, LLC
EAGLEFORD GAS 5, LLC
EAGLEFORD GAS 6, LLC
EAGLEFORD GAS 7, LLC
EAGLEFORD GAS 8, LLC
EAGLEFORD GAS 10, LLC
EAGLEFORD GAS 11, LLC
LONESTAR OPERATING, LLC
LONESTAR RESOURCES, INC.
POPLAR ENERGY, LLC
LA SALLE EAGLE FORD GATHERING LINE LLC
LONESTAR BR DISPOSAL LLC

Each By:	/s/ Frank D. Bracken, III
Name	Frank D. Bracken, III
Title	Chief Executive Officer

[Lonestar Resources Indenture – Forbearance Agreement]
||

[HOLDERS SIGNATURE PAGES]

[Lonestar Resources Indenture – Forbearance Agreement]

||

EXHIBIT A
(Form of Joinder to Forbearance Agreement)

JOINDER TO FORBEARANCE AGREEMENT

THIS JOINDER to the Forbearance Agreement (this “Joinder”) dated as of [______], 2020 by and among Lonestar Resources America Inc., the Guarantors from time to time party thereto, and the institutions from time to time party thereto as Holders (the “Forbearance Agreement”), is made and entered into as of [______], 2020, by [__________________] (the “Transferee”).
Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Forbearance Agreement.
WHEREAS, on the date hereof, Transferee has acquired $[__________] in aggregate principal amount of Notes from [__________________], and the Forbearance Agreement requires Transferee to execute a joinder to the Forbearance Agreement.
NOW, THEREFORE, the Transferee hereby (i) acknowledges that it has received and reviewed a complete copy of the Forbearance Agreement and (ii) agrees that by executing this Joinder, it becomes a party to the Forbearance Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Forbearance Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Forbearing Holder for all purposes thereof and entitled to all the rights incidental thereto.
IN WITNESS WHEREOF, the Transferee has executed this Joinder as of the date first above written.
[TRANSFEREE]

By: ____________________________
              Name:
              Title:

|US-DOCS\117219034.10||

Schedule 1

[Hawkeye Transaction Wellbores and Leases]

|US-DOCS\117219034.10||